Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2006 Long-Term Incentive Plan of Alesco Financial Inc. (“Alesco”) of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedules of Alesco and Alesco management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Alesco, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

May 30, 2007